Exhibit 23.1

Assentsure PAC UEN – 20186648N 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648 https://assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement on Form F-1 on Form F-3 of The Generation Essentials Group (the “Company”) of our report dated April 29, 2026 relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2025 included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

Singapore

May 13, 2026